Exhibit 99.1 IMAX Corporation to Acquire Full Ownership of IMAX China Disclaimer: No statement in this investor presentation should be interpreted to mean that the earnings Ju l y 12 , 20 23 of IMAX Corporation or IMAX China for the current year or future years will necessarily match or exceed the historical or published earnings or financial performance of IMAX Corporation or IMAX China, respectively. ® IMAX Corp.

Strong Rationale for IMAX Corporation to Acquire Full Ownership of IMAX China FINANCIAL • Immediately earnings accretive (based on historical financials) • Enables public company cost savings • Enables group tax planning to unlock tax efficiencies • Flexibility in group cash planning and usage STRUCTURAL STRATEGIC • Allows for streamlining of corporate • Increases flexibility in pursuing growth structure initiatives in Greater China • Solves challenge of IMAX China stock • Provides greater flexibility for long- liquidity and ownership cap on share term strategic options repurchases • Simplifies financial reporting and valuation calculation 2

Consolidating all of IMAX China is Financially Attractive

IMAX China's scale and asset lite, flexible business model results in strong and durable profitability

- IMAX China Adjusted EBITDA in 2022 was $38M despite COVID headwinds

China's reopening has resulted in improving financials as reflected in Q1 2023 results

- Including minority interest, IMAX Corporation's Q1 2023 results would have resulted in $5M or 18% higher Adjusted EBITDA and $2.7M or 109% higher Net Income

IMAX China's Adjusted EBITDA and Net Income contribution to IMAX Corporation[1]

$ IN THOUSANDS	3 MONTHS ENDED MARCH 31, 2023					12 MONTHS ENDED DECEMBER 31, 2022				
	IMAX Corporation excluding IMAX China	IMAX China	IMAX Corporation Consolidated	Less: Minority Interest	Total Attributable to Common Shareholders	IMAX Corporation excluding IMAX China	IMAX China	IMAX Corporation Consolidated	Less: Minority Interest	Total Attributable to Common Shareholders
Adjusted EBITDA	$ 14,636	$ 17,674	$ 32,310	$ 5,028	$ 27,282	$ 57,581	$ 38,108	$ 95,689	$ 11,231	$ 84,458
Adjusted EBITDA Margin %	24.2%	66.5%	37.2%	66.7%	34.4%	25.3%	52.0%	31.8%	53.8%	30.2%
Net Income	$ (4,285)	$9,408	$ 5,123	$ 2,669	$ 2,454[2]	$ (30,140)	$ 10,263	$ (19,877)	$ 2,923	$ (22,800)[2]
EPS	$ (0.08)	$ 0.17	$ 0.09	$ 0.05	$ 0.04[2]	$ (0.53)	$ 0.18	$ (0.35)	$0.05	$ (0.40)[2]

IMAX

[1]All numbers reflect US GAAP. Adjusted EBITDA as defined by IMAX Corporation's revolving credit facility. See appendix for reconciliation of non-GAAP financial measures.
[2]Includes a tax valuation allowance resulting in a negative impact of $1.6 million or $0.03 per share for the three months ended March 31, 2023, and $16.5 million or $0.29 per share for the year ended December 31, 2022.

3

Total Stake Acquiring: Remaining 28.4% stake or 96.3M IMAX China IMAX Shares Corporation to Total Consideration: $124 million, HK$10 per share representing an approximate 49% premium to the 30-trading Fully Acquire day average closing price of IMAX China IMAX China Source of Funds: Funded through internal cash resources and/or external debt financing Approvals Required: Approval (by way of poll) at the shareholder meeting by IMAX China shareholders Transaction Approval (by way of poll) at the Court Meeting by IMAX China independent shareholders Overview Sanctioning of the privatization proposal by the Cayman Grand Court Expected Close Date: By December 31, 2023 4

APPENDIX

US E O F NO N - GA A P F I N A N C I A L M E A S U R E S In this presentation, IMAX Corporation presents Adjusted EBITDA per Credit financial statements to view operating trends and analyze controllable Facility, and Adjusted EBITDA margin as supplemental measures of its operating performance on a comparable basis between periods without the performance, which are not recognized under U.S. GAAP. As allowed by the after-tax impact of share-based compensation and certain unusual items Credit Agreement, Adjusted EBITDA per Credit Facility includes adjustments in included in net loss attributable to common shareholders. Although share- addition to the exclusion of interest, taxes, depreciation and amortization. based compensation is an important aspect of its employee and executive Adjusted EBITDA per Credit Facility measure is presented to allow a more compensation packages, it is a non-cash expense and is excluded from certain comprehensive analysis of IMAX Corporation’s operating performance and to internal business performance measures. provide additional information with respect to its compliance against its Credit Agreement requirements when applicable. In addition, IMAX Corporation believes that Adjusted EBITDA per Credit Facility presents relevant and useful information widely used by analysts, investors and other interested parties in its industry to evaluate, assess and benchmark its results. EBITDA is defined as net income or loss excluding (i) income tax expense or benefit; (ii) interest expense, net of interest income; (iii) depreciation and amortization, including film asset amortization; and (iv) amortization of deferred financing costs. Adjusted EBITDA per Credit Facility is defined as EBITDA excluding (v) share-based and other non-cash compensation; (vi) realized and unrealized investment gains or losses; (vii) acquisition-related expenses; (viii) executive transition costs, and (ix) write-downs, net of recoveries, including asset impairments and credit loss expense.. IMAX Corporation believes that these non-GAAP financial measures are important supplemental measures that allow management and users of the 6

Q1 2 0 2 3 N O N - GA A P F I N A N C I A L R E C O N C I L I A T I O N — AD J U ST E D E B I T D A 3 M O N T H S E N D E D M A R C H 31 , 2 0 2 3 Attributable to Less: Attributable to $ I N T HO U S A N D S Non-Controlling Interests & Attributable to Non- Common Shareholders Common Shareholders Controlling Interests Reported Net Income (loss) $ 5,123 $ 2,699 $ 2,454 Add (Subtract): Income Tax Expense 4,885 793 4,092 Interest Expense, Net of Interest Income 735 (11) 746 Depreciation and Amortization, Including Film Asset 13,320 1,301 12,019 Amortization Amortization of Deferred Financing Costs 625 - 625 EBITDA $24,688 $4,752 $19,936 Share-based and Other Non-Cash Compensation 5,633 194 5,439 Unrealized Investment Gains (44) - (44) Acquisition-Related Expenses 156 - 156 Write-downs, Including Asset Impairments and Credit 524 82 442 Loss Expense Executive Transition Costs 1,353 - 1,353 Adjusted EBITDA Per Credit Facility $32,310 $5,028 $27,282 Revenues Attributable to Common Shareholders $86,946 $7,537 $79,409 Adjusted EBITDA Margin Attributable to 37.2% 66.7% 34.4% Common Shareholders 7

FY 2 0 2 2 N O N - GA A P F I N A N C I A L R E C O N C I L I A T I O N — AD J U ST E D E B I T D A 12 M O N T H S EN D ED D EC EM BER 3 1, 2 0 2 2 Attributable to Less: Attributable to Non-Controlling Interests & Attributable to Non- $ I N T HO U S A N D S Common Shareholders Common Shareholders Controlling Interests Reported Net Loss $ (19,877) $ 2,923 $ (22,800) Add (Subtract): Income Tax Expense 10,108 1,256 8,852 Interest Expense, Net of Interest Income 1,272 (251) 1,523 Depreciation and Amortization, Including Film Asset 56,661 4,820 51,841 Amortization Amortization of Deferred Financing Costs 3,177 - 3,177 EBITDA $51,341 $ 8,748 $42,593 Stock and Other Non-Cash Compensation 27,573 760 26,813 Realized and Unrealized Investment Gains (70) - (70) Acquisition-related expenses 1,122 - 1,122 Write-downs (recoveries), Including Asset Impairments 15,723 1,723 14,000 and Credit Loss Expense Legal judgment and arbitration awards - - - Adjusted EBITDA Per Credit Facility $95,689 $11,231 $84,458 Revenues Attributable to Common Shareholders 300,805 20,883 279,922 Adjusted EBITDA Margin Attributable to 31.8% 53.8% 30.2% Common Shareholders 8